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Emergent BioSolutions Awarded 10-Year BARDA Contract Valued at up to a Maximum of $704 Million for Advanced Development and Procurement of Ebanga™ Treatment for Ebola

GAITHERSBURG, Md., July 31, 2023 – Emergent BioSolutions Inc. (NYSE: EBS) announced today that it was awarded a 10-year contract by the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS), valued at up to a maximum of $704 million, for advanced development, manufacturing scale-up, and procurement of Ebanga™ (ansuvimab-zykl), a licensed treatment for Ebola virus disease (EVD).

“For almost 25 years, Emergent has tackled the most serious diseases to assist governments in their preparedness and response strategies,” said Dr. Kelly Warfield, senior vice president, science and development at Emergent. “Ebola virus has the ability to emerge unexpectedly posing a risk to global health. Its elusive nature makes it difficult to predict when and where an outbreak may occur, which underscores the importance of preparedness efforts against this public health threat.”

“Emergent is proud to continue providing solutions to and partnering with the U.S. government to strengthen the medical countermeasure infrastructure that enables the development, manufacture, and delivery of essential treatments for deadly diseases,” said Paul Williams, senior vice president, products business. “We look forward to collaborating with BARDA and executing on this long-term partnership to expand response planning for Ebola.”

The 10-year contract consists of a base period of performance with two option periods for advanced development valued at approximately $121 million, and option periods for procurement of Ebanga™ treatment over five years valued at up to $583 million. If all option periods are exercised, the total contract value will be valued at up to approximately $704 million.

Under the terms of the contract, Emergent will complete activities to advance the development of Ebanga™ treatment through post-licensure commitments, including the transfer of technology as part of manufacturing scale-up, submission of a supplemental Biologics License Application to the U.S. Food and Drug Administration (FDA), and completion of stability studies.

This project has been funded in whole or in part with federal funds from HHS; ASPR; BARDA, under contract number 75A50123C00037.

About Ebanga™ Treatment
Ebanga™ (ansuvimab-zykl) treatment, formerly referred to as mAb114, is a monoclonal antibody with antiviral activity provided through a single infusion and was developed for the treatment of Ebola by Ridgeback Biotherapeutics (Ridgeback Bio) under a license from the National Institute of Allergy and Infectious Diseases. Ridgeback Bio provided funding and operational support for clinical testing, with additional funding received from BARDA, under contract numbers 75A50119C00059 and 75A50120C00009, for late-stage manufacturing and regulatory activities related to FDA approval of Ebanga™ treatment. Ebanga™ treatment was approved by the FDA in December 2020 for the treatment of Ebola.

Please see Full Prescribing Information for Ebanga™ (ansuvimab-zykl) here.

In 2022, Emergent and Ridgeback Bio entered into a collaboration, whereby Emergent is responsible for the manufacturing, sale, and distribution of Ebanga™ treatment in the U.S. and Canada, and Ridgeback Bio serves as the Global Access Partner for Ebanga™ treatment, ensuring it remains available to patients in endemic countries free of charge through Ridgeback Bio’s compassionate use program. Ridgeback’s access program provides medical staffing and logistical support, in addition to free medicine, so that patients receive treatment in a timely way.

About Ebola Virus Disease
Ebola virus disease (EVD) is severe and often fatal, with case fatality rates ranging from 25% to 90%, and is transmitted via bodily fluids, zoonotic transmission, or contact with contaminated surfaces. The U.S. Department of Homeland Security has determined that EVD poses a material threat to national health security. To augment the U.S. government’s response capabilities, BARDA is pursuing advanced development, licensure, and procurement of therapeutics that can be deployed in outbreaks.

About Emergent BioSolutions
At Emergent, our mission is to protect and enhance life. For over 20 years, we’ve been at work defending people from things we hope will never happen—so we are prepared, just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, Twitter, and Instagram.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the agreement with BARDA for the advanced development, manufacturing scale-up, and procurement of Ebanga™ treatment, including the potential exercise of option periods and any payments in connection therewith, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on Emergent’s current intentions, beliefs, and expectations regarding future events. Emergent cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Emergent’s expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Emergent does not undertake to update any forward-looking statement to reflect new information, events or circumstances. There are a number of important factors that could cause Emergent’s actual results to differ materially from those indicated by any forward-looking statements. Readers should consider this cautionary statement, as well as the risk factors identified in Emergent’s periodic reports filed with the U.S. Securities and Exchange Commission when evaluating Emergent’s forward-looking statements.